UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2011
Federal Home Loan Bank of New York
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Park Avenue, Floor 5, New York, New York	10178-0599

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 441-6616
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Each month the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the “Report”) to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of April 2011 issued on May 3, 2011 appears below.
May 3, 2011

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President
At the Bank
FHLBNY Announces First Quarter 2011 Operating Highlights
On Thursday, April 28, the Federal Home Loan Bank of New York published its unaudited financial highlights for the first quarter of 2011. I am proud to announce that the solid and steady performance the New York Home Loan Bank has experienced throughout the economic upheaval of the past several years has continued through the first quarter of 2011, as we posted a net income of $71 million for the quarter, the highest in the System. Our results reflect our continued commitment to serving the needs of our more than 340 member lenders across the region. A vote on the first quarter 2011 dividend is expected to take place at the Board meeting scheduled for May 19, 2011, and the distribution of that dividend is expected to take place on May 20, 2011.
The Federal Home Loan Bank System has also continued to perform well, posting a Systemwide net income of $358 million for the quarter, an increase of 10 percent from the first quarter of 2010. All but one of the 12 Home Loan Banks reported positive earnings for the quarter. The Home Loan Banks continued to build their retained earnings, as well, increasing from $7.552 billion at March 31, 2010, to $7.749 billion at March 31, 2011. As you will see in the chart on page two, the New York Home Loan Bank maintains the fourth-highest level of retained earnings across the System.
Our Bank did experience a slight decline in advances over the quarter, from $81.2 billion at December 31, 2010, to $75.5 billion at March 31, 2011, the third-highest level in the System at quarter-end. This decline in advances was also experienced at a Systemwide level, with a seven percent decline across the System driven by economic factors such as continued growth in members’ deposit bases and the continued availability of government funding and other liquidity options. The Federal Home Loan Bank System ended the first quarter of 2011 with $445 billion in advances outstanding. As the country continues along the long road to full recovery, the System remains a reliable source of funding for local lenders across the country.

FHLBanks Office of Finance
Balance Sheet and Income Statement Highlights
(dollar amounts in millions)

	Advances	Retained Earnings
Combined	$445,090	$7,749
Atlanta	$81,257	$1,160
Boston	$25,939	$269
Chicago	$17,893	$1,125
Cincinnati	$28,292	$445
Dallas	$20,805	$462
Des Moines	$27,963	$565
Indianapolis	$17,679	$437
New York	$75,487	$717
Pittsburgh	$26,659	$400
San Francisco	$92,005	$1,663
Seattle	$12,332	$61
Topeka	$17,779	$369
In Washington
On April 18, Standard & Poor’s lowered its long-term outlook on the United States debt from “stable” to “negative,” citing lack of confidence that the White House and Congress will agree on a deficit reduction plan prior to the 2012 elections. Subsequently, on April 20, S&P affirmed the AAA rating on the debt of the Federal Home Loan Bank System and revised its outlook on that debt to “negative” from “stable.” In a press release, the rating agency stated: “...the ratings [on the Federal Home Loan Banks and the System] are constrained by the long-term sovereign rating on the U.S.” That S&P’s revised outlook on the nation’s AAA rating to “negative” from “stable” did not create a sell-off in the Treasury market suggests that the market does not see the default risk changing for the U.S., and analysts have stated that they believe such a default is unlikely. However, it is vital that policymakers recognize the importance of developing a deficit-reduction plan as soon as possible.

As the cherry blossoms fall from the trees in Washington, D.C., policymakers continue to discuss housing finance and the reform of Fannie Mae and Freddie Mac. At some point in the future, we expect to see legislative proposals. The Home Loan Bank will work with those leading the reform efforts so they understand the importance of the Federal Home Loan Banks and the community lenders we support. Our lending cooperative works. Legislation is needed to fix what failed.
Sincerely,
Alfred A. DelliBovi
President
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Federal Home Loan Bank of New York
Date: May 3, 2011	By:	/s/ Patrick A. Morgan
		Name:	Patrick A. Morgan
		Title:	Senior Vice President and Chief Financial Officer